Exhibit 23.2

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Rezolute, Inc.’s Registration Statements on Form S-1 (File Nos. 333-222768, 333-220585, 333-214974, 333-204434, and 333-196093) of our report dated October 15, 2018, with respect to the consolidated financial statements of Rezolute, Inc. and subsidiary as of and for the year ended June 30, 2018, that appear in this Annual Report on Form 10-K.

/s/ EKS&H LLLP

September 9, 2019

Denver, Colorado